EXHIBIT 99.2

[LETTERHEAD OF LEUCADIA NATIONAL CORPORATION]

April 26, 2005

MK Resources Company

60 East South Temple, Suite 1225

Salt Lake City, UT 84111

Attention: The Board of Directors

Re: Possible Transaction Involving MK Resources Company (the “Company”)

Gentlemen:

As you know, both the Company and Leucadia National Corporation (“Leucadia”), which owns 72.1% of the Company’s outstanding common stock, are in discussions with an unrelated party (the “Unrelated Party”) concerning the possible sale by the Company of a controlling interest in the Las Cruces project to the Unrelated Party (the “Sale”) for common stock of the Unrelated Party.

As has been discussed, the project owners would be required to make additional cash investments in the project and obtain significant additional third party financing for the Las Cruces project. Without external financial support, the Company lacks the financial resources to provide the guarantees necessary to secure this additional project financing. Leucadia has been the Company’s sole source of funding for the project to date and is not willing to commit to providing the additional cash and guarantees of the magnitude required by the Unrelated Party for a company that is not wholly-owned.

To provide the Unrelated Party with comfort that the financing necessary to develop the Las Cruces project will be obtainable, and thereby to enhance the discussions with respect to the possible Sale, Leucadia would be willing to acquire, immediately prior to the Sale, all of the outstanding stock of the Company that it does not currently own. This would be accomplished through a merger transaction in which the Company’s public stockholders would receive Leucadia common shares in exchange for their Company stock (the “Merger”). In the Merger, each of the Company’s public stockholders would receive 0.0266 Leucadia common shares for each share of the Company’s common stock held by public stockholders, reflecting the asset value for the Company implied by the purchase price to be paid in the Sale, adjusted to reflect those assets of the Company that are not part of the project, as well as the Company’s liabilities not assumed in the Sale and the cost to Leucadia of additional investment in the project and providing guarantees for the project’s financing.

We believe that the Merger would be beneficial to the Company’s public stockholders, because the Leucadia common shares to be received in the Merger will provide the public stockholders with liquidity and diversification, as well as a continued interest in the Las Cruces project. In addition, if the Sale occurs, we believe that it would no longer make sense for the Company to remain a separate public company given the high costs associated with being a public company and the Company’s lack of financial resources, as well as the fact that the Company’s only material assets would be its minority interest in the Las Cruces project and common stock of the Third Party.

As we envision the transactions, both the Sale and the Merger would be structured to require the approval of the Company’s non-management directors unaffiliated with Leucadia, in addition to any other required approvals.

We note that our interest in the Merger is entirely dependent upon our reaching an agreement with the Third Party with respect to the Sale, as well as an agreement with respect to the Merger. Accordingly, there can, of course, be no assurance that the current discussions in fact will lead to such an agreement. Furthermore, even if an agreement with respect to a Sale is reached, there is no assurance that these transactions will in fact be consummated.

Yours sincerely,

LEUCADIA NATIONAL CORPORATION

By:	/s/ Joseph A. Orlando
Name:	Joseph A. Orlando
Title:	Vice President